EXHIBIT 99.1

PAN PACIFIC RETAIL PROPERTIES, INC. 1631 SOUTH MELROSE DRIVE, SUITE B VISTA, CA 92081	TRADED: NYSE: PNP

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, October 27, 2005

Pan Pacific Retail Properties Reports Solid 3rd Quarter Results

7.9% Increase in Funds from Operations per Share

SAN DIEGO, Calif., October 27, 2005—Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the third quarter ended September 30, 2005. All per share amounts are on a diluted basis.

•	7.9% increase in total Funds From Operation (FFO) to $39.5 million for 3Q’05 vs. 3Q’04 (1)
•	7.9% increase in FFO per share to $0.96 for 3Q’05 vs. 3Q’04 (1)
•	Net income of $24.8 million for 3Q’05
•	Earnings per share of $0.61 for 3Q’05
•	$60.0 million grocery-anchored shopping center acquisitions during 3Q’05
•	$30.4 million property disposition subsequent to 3Q’05
•	97.0% portfolio occupancy rate at September 30, 2005
•	3.9% increase in same-property net operating income for 3Q’05 vs. 3Q’04
•	202 leases executed during 3Q’05, totaling 658,836 square feet
•	19.5% increase in base rent on same-store new and renewed leases for 3Q’05
•	28.3% debt to total market capitalization ratio at September 30, 2005
•	3.2 to 1.0 interest coverage ratio for 3Q’05
•	Credit rating upgraded to ‘BBB+’ by Standard & Poor’s
•	$100 million of 10-year unsecured senior notes issued
•	$0.59 per share quarterly common cash dividend paid
•	61.6% FFO payout ratio for 3Q’05

(1)	See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “Following our exceptionally strong results in the first half of the year, our business continued to advance on all fronts during the third quarter. FFO per share increased by 7.9%, occupancy reached a new high for the year of 97.0%, same-property net operating income grew by 3.9% and we achieved a 19.5% increase in same-store releasing rents. We also continued to enhance our portfolio and market presence through our acquisition and disposition program. Year-to-date we have acquired $101.7 million of grocery-anchored shopping centers in our strategic West Coast markets, while disposing of $30.4 million of non-strategic property.” Tanz further commented, “We continue to proactively manage our balance sheet, maintaining a well-laddered debt maturity schedule and limiting our floating-rate debt. During the third quarter we issued $100 million of 10-year, fixed-rate unsecured notes and used the proceeds to pay down our credit line. Based on our strong financial position, we received a rating upgrade from S&P to ‘BBB+’. In summary, we are squarely on track to achieve our stated objectives for 2005 and are building good momentum as we head toward 2006.”

Pan Pacific Retail Properties	Page 2 of 8

FINANCIAL RESULTS

For the three months ended September 30, 2005 total Funds from Operations (FFO) increased 7.9% to $39.5 million, compared with FFO for the three months ended September 30, 2004 of $36.6 million. On a per share basis, FFO increased 7.9% to $0.96 for the three months ended September 30, 2005 compared to $0.89 for the three months ended September 30, 2004. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

Total revenue increased 6.3% to $78.2 million for the three months ended September 30, 2005 as compared to total revenue of $73.5 million for the three months ended September 30, 2004.

For the three months ended September 30, 2005, income from continuing operations was $24.8 million or $0.61 per share, as compared to $22.6 million or $0.56 per share during the third quarter of 2004, an 8.9% increase on a per share basis. Net income for the three months ended September 30, 2005 was $24.8 million.

At September 30, 2005, the Company’s total market capitalization was approximately $3.8 billion (based on the market closing price of Pan Pacific’s common stock on September 30, 2005, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At September 30, 2005, the Company had approximately $1.1 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 28.3%. The Company’s debt was comprised of: $653.9 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.3%, and a weighted average maturity of 6.6 years; $356.5 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.4%, and a weighted average maturity of 3.6 years; $57.4 million of floating-rate debt outstanding under the Company’s unsecured line of credit, which had a weighted average interest rate of 4.5% at September 30, 2005; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 2.6% as of September 30, 2005.

For the quarter ended September 30, 2005, the Company’s interest coverage ratio was 3.2 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On August 16, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.59 per share. The dividend was paid on September 15, 2005 to stockholders of record on August 26, 2005. Subsequent to the third quarter, the Board of Directors declared a regular quarterly cash dividend of $0.59 per share. The dividend is payable December 15, 2005 to stockholders of record on November 23, 2005. The quarterly cash dividends equate to $2.36 per share on an annualized basis.

OPERATING RESULTS

Leasing Activity

At September 30, 2005, the Company’s portfolio was 97.0% leased to 3,525 tenants. For the three months ended September 30, 2005, the Company executed 202 leases (new and renewed) for 658,836 square feet of gross leasable area, and achieved a 19.5% increase over prior rents on a same-store basis.

Pan Pacific Retail Properties	Page 3 of 8

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended September 30, 2005 and 2004, same property net operating income increased 3.9%.

Same Property Operating Data

(In thousands)

	Three Months Ended September 30,
	2005	2004
Total revenue	$73,187	$71,844
Operating expenses	18,460	19,184

Operating income	$54,727	$52,660	3.9%

ACQUISITION ACTIVITY

During the third quarter the Company acquired the following two grocery-anchored neighborhood centers within the greater Seattle metropolitan region for a total investment of $60.0 million:

Silverdale Plaza

Silverdale Plaza is a 170,332 square foot grocery-anchored community shopping center. The property is currently 100% leased, anchored by Safeway Supermarket, Rite Aid Drugstore, Jo-Ann Fabrics & Crafts, and Staples. The property was acquired for $33.0 million.

Jefferson Square

Jefferson Square is a 146,829 square foot grocery-anchored community shopping center. The property is currently 98.4% leased, anchored by Safeway Supermarket and Bartell Drugstore. The property was acquired for $27.0 million.

Year-to-date the Company has invested $101.7 million in acquiring five grocery-anchored shopping centers. The acquisitions were financed through a combination of the assumption of existing debt, aggregating $31.2 million, borrowings under the Company’s $300 million unsecured line of credit and cash flow from operations.

DISPOSITION ACTIVITY

Subsequent to the third quarter, the Company sold Southern Palms Shopping Center located in Tempe, Arizona for $30.4 million. The Company utilized the proceeds from this transaction, structured as a reverse 1031 exchange, to pay down outstanding borrowings on its unsecured line of credit. In connection with the disposition, the Company expects to record a gain of approximately $15 million in the fourth quarter of 2005.

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CAPITAL MARKETS ACTIVITY

Credit Rating Upgrade

In August 2005, Standard and Poor’s Ratings Services upgraded the Company’s senior unsecured debt rating to ‘BBB+’ with a stable outlook from a rating of ‘BBB’ with a stable outlook.

Senior Notes Issued

In August 2005, the Company issued $100 million aggregate principal amount of unsecured senior notes due September 2015. The notes bear interest at an annual fixed rate of 5.25%. The Company utilized the proceeds from the issuance to pay down outstanding borrowings under its unsecured line of credit.

EARNINGS GUIDANCE

The Company expects fourth quarter 2005 FFO per share to be in the range of $0.96 to $0.97. The Company has established full year 2006 FFO per share initial guidance of $3.97 to $4.01. This guidance is based on current expectations and is forward-looking.

	Q4 ’05	Year 2006
Expected earnings per share (diluted)	$0.69 - $0.70	$2.89 - $2.93
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.96 - $0.97	$3.97 - $4.01

3RD QUARTER 2005 CONFERENCE CALL

On Thursday, October 27, 2005, at 12:00 Noon Eastern Time, the Company will be hosting a conference call to discuss its third quarter results for 2005. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through November 27, 2005 at (877) 660-6853, pass code 286, confirmation 169132.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through November 27, 2005.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 137 properties, encompassing approximately 22.3 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific specializes in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at generating long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

Pan Pacific Retail Properties	Page 5 of 8

(Note: Certain matters discussed within this press release, including, without limitation, our earnings guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate market conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

Pan Pacific Retail Properties	Page 6 of 8

Consolidated Balance Sheets

(In thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS:
Properties, at cost:
Land	$572,972	$549,722
Buildings and improvements	1,553,348	1,482,118
Tenant improvements	66,338	60,472

	2,192,658	2,092,312
Less accumulated depreciation and amortization	(230,427)	(200,181)

	1,962,231	1,892,131
Investments in unconsolidated entity	1,391	1,387
Cash and cash equivalents	5,693	2,411
Accounts receivable (net of allowance for doubtful accounts of $2,085 and $3,892, respectively)	8,835	11,853
Accrued rent receivable (net of allowance for doubtful accounts of $3,654 and $3,306, respectively)	28,222	25,936
Notes receivable	2,630	7,511
Deferred lease commissions (net of accumulated amortization of $9,511 and $7,808, respectively)	15,912	14,188
Prepaid expenses	21,072	19,835
Other assets	27,407	20,192

	$2,073,393	$1,995,444

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$362,470	$343,736
Line of credit payable	57,400	113,000
Senior notes	653,852	554,290
Accounts payable, accrued expenses and other liabilities	47,520	39,205

	1,121,242	1,050,231
Minority interests	29,659	30,079

Stockholders’ equity:
Preferred stock par value $.01 per share, 30,000,000 authorized shares, no shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	—	—
Common stock par value $.01 per share, 100,000,000 authorized shares, 40,701,053 and 40,530,415 shares issued and outstanding, net of 1,190,999 treasury shares, at September 30, 2005 and December 31, 2004, respectively	407	405
Additional paid in capital Deferred compensation	967,139 (8,167)	959,925 (7,093)
Accumulated deficit	(36,887)	(38,103)

	922,492	915,134

	$2,073,393	$1,995,444

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Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
REVENUE:
Base rent	$60,994	$56,192	$178,399	$163,066
Percentage rent	894	428	2,158	1,979
Recoveries from tenants	15,335	14,729	45,987	42,101
Income from unconsolidated entities	88	76	330	348
Other	871	2,100	4,024	5,146

	78,182	73,525	230,898	212,640

EXPENSES:
Property operating	10,869	11,133	31,432	30,127
Property taxes	6,152	6,058	18,811	17,592
Depreciation and amortization	14,406	13,359	42,161	35,092
Interest	17,779	16,023	51,499	46,412
General and administrative	3,436	2,954	11,354	9,713
Impairment loss	—	642	—	642
Other	127	138	626	2,930

	52,769	50,307	155,883	142,508

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	25,413	23,218	75,015	70,132
Minority interests	(615)	(592)	(1,803)	(1,874)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	24,798	22,626	73,212	68,258
Discontinued operations	—	8,401	—	9,607

NET INCOME	$24,798	$31,027	$73,212	$77,865

Basic earnings per share:
Income from continuing operations	$0.61	$0.56	$1.81	$1.70
Discontinued operations	$—	$0.21	$—	$0.24
Net income	$0.61	$0.77	$1.81	$1.94
Diluted earnings per share:
Income from continuing operations	$0.61	$0.56	$1.80	$1.69
Discontinued operations	$—	$0.20	$—	$0.23
Net income	$0.61	$0.76	$1.80	$1.92

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Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004*	2005	2004*
FUNDS FROM OPERATIONS:
Net Income	$24,798	$31,027	$73,212	$77,865
Plus depreciation and amortization expense	14,406	13,359	42,161	35,092
Plus depreciation on discontinued operations	—	—	—	155
Plus depreciation on unconsolidated entities	61	60	206	179
Less corporate FF&E depreciation (included above)	(101)	(74)	(279)	(214)
Less depreciation on minority interests	(67)	(66)	(199)	(197)
Plus operating subsidiary minority interests	385	353	1,139	1,159
Less gain on sale of discontinued operations	—	(8,066)	—	(8,245)

Funds From Operations	$39,482	$36,593	$116,240	$105,794

Funds From Operations Per Share	$0.96	$0.89	$2.82	$2.57
Diluted Weighted Average Shares Outstanding	41,259,887	41,104,025	41,233,527	41,092,274

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results, if applicable, can be found in the Company’s most current Form 10-Q and Form 10-K for 2004 filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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